UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2019

Quintana Energy Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38383	82-1221944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1415 Louisiana Street, Suite 2900 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

(832) 518-4094

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2019, the Board of Directors (the “Board”) of Quintana Energy Services Inc., a Delaware corporation (the “Company”), expanded the size of the Board to seven members and appointed Bobby S. Shackouls to the Board as a director, with a term expiring at the 2019 annual meeting of stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. Based on information provided by Mr. Shackouls concerning his background, employment and affiliations, the Board determined that Mr. Shackouls meets the independence requirements under the rules of the New York Stock Exchange (the “NYSE”) and the Company’s independence standards, including the additional independence requirements of the NYSE and those under Rule 10A-3 of the Securities Exchange Act of 1934 applicable to members of audit committees, and that there are no transactions between the Company and Mr. Shackouls that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Shackouls and any other persons pursuant to which he was appointed as a director of the Company. Mr. Shackouls has been appointed as a member to the Audit Committee.

Mr. Shackouls will receive the standard non-employee director compensation for his service as a director, which compensation will consist of: (i) an annual cash retainer of $60,000 for his service on the Board (payable in quarterly installments), (ii) an annual cash retainer of $10,000 for his service on the Audit Committee and (iii) an annual equity award under the Quintana Energy Services Inc. 2018 Long Term Incentive Plan with a grant date fair value equal to $100,000.

In connection with his appointment, the Company and Mr. Shackouls will enter into an indemnification agreement, which requires the Company, among other things, to indemnify him to the fullest extent permitted by law against liability that may arise by reason of his service as a director, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

For a full description of the compensation program for the Company’s non-employee directors and the Company’s indemnification agreements, please see the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on March 30, 2018.

Mr. Shackouls was the Chairman of Burlington Resources, Inc. from 1997 until its acquisition by ConocoPhillips in 2006. Subsequent to the acquisition, Mr. Shackouls served on the ConocoPhillips Board of Directors until his retirement in 2011. He joined Burlington Resources/Meridian Oil Inc. in 1993 as Executive Vice President and Chief Operating Officer, and held positions of increasing leadership responsibility, including Chairman, President and Chief Executive Officer of Burlington Resources Inc. Mr. Shackouls began his career with Exxon Company U.S.A. in New Orleans where he held several engineering positions. He currently serves as a director on the boards of Oasis Petroleum Inc., The Kroger Co. and Plains GP Holdings, LLC, the ultimate general partner of Plains All American Pipeline, L.P. Mr. Shackouls also serves on the boards of the Sam Houston Area Council and the National Board of the Boy Scouts of America, and the Mississippi State University Foundation. He is a past Chairman of the National Petroleum Council. Mr. Shackouls holds a Bachelor of Science degree in chemical engineering from Mississippi State University.

The Board believes that Mr. Shackouls’ extensive leadership experience in diverse energy markets and thorough understanding of the needs of the customers in such markets qualify him to him serve as a director on the Board.

Item 7.01 Regulation FD Disclosure.

On January 9, 2019, the Company issued a press release announcing the appointment of Bobby S. Shackouls to the Board and to the Audit Committee. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTANA ENERGY SERVICES INC.

By:	/s/ Max. L. Bouthillette
Name:	Max. L. Bouthillette
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

Date: January 9, 2019